Exhibit 99.1

For Immediate Release	Contact:	Dianne Will (Investors)
Investor Relations
518-398-6222
dwill@willstar.net

Kristin Boza (Media Inquiries)
Edelman
312-233-1295
kristin.boza@edelman.com

CRYO-CELL INTERNATIONAL, INC. REPORTS FIRST QUARTER 2010 RESULTS

Company Reports First Quarter Profitability and Revenue Growth from Global Licensees

OLDSMAR, Fla. – April 13, 2010 – Cryo-Cell International, Inc. (OTC Bulletin Board Symbol: CCEL) (the “Company”), one of the world’s largest and most established family cord blood banks, today announced results for the first quarter ended February 28, 2010. Consolidated revenues for the first quarter of fiscal 2010 were approximately $4.2 million compared to approximately $4.3 million for the first quarter of fiscal 2009. The revenues for the first quarter of fiscal 2010 consisted of approximately $3.8 million in processing and storage fee revenue and approximately $447,000 in licensee income compared to approximately $3.9 million in processing and storage fee revenue and approximately $390,000 in licensee income for the same period in fiscal 2009. Licensee income for the three months ended February 28, 2010 principally consisted of approximately $292,000 in royalty income earned on the processing and storage of cord blood stem cell specimens in geographic areas where the Company has license agreements. The remaining 2010 licensee income related to installment payments of non-refundable up-front license fees from the licensees of the Company’s U-Cord program in Chile, Colombia, Peru, Nicaragua and Pakistan. Licensee income for the 2009 period consisted of approximately $290,000 in royalty income earned on the processing and storage of specimens in geographical areas where the Company has license agreements. The remaining 2009 licensee income related to an installment payment of a non-refundable up-front license fee from the licensee of the Company’s U-Cord program in Venezuela.

The Company reported net income in the first quarter of fiscal 2010 of approximately $319,000, or $0.03 per basic common share, compared to net income of approximately $554,000, or $0.05 per basic common share, in the first fiscal quarter of fiscal 2009. The decrease in net income for the three months ended February 28, 2010 principally resulted from an 11% increase in marketing, general and administrative expenses, which is partially offset by a 2% decrease in cost of sales.

As of February 28, 2010, the Company had approximately $7.7 million in cash, cash equivalents, marketable securities and other investments. The Company had no long-term debt at the end of the quarter.

“We are encouraged by Cryo-Cell’s performance in the first quarter of fiscal 2010,” stated Mercedes A. Walton, Chairman and CEO. “There are certain continuing challenges associated with the U.S. economy that have impacted discretionary consumer spending, the availability of consumer credit and higher product discounting; coupled with growing interest in public cord blood banking. Despite these industry-wide challenges, however, Cryo-Cell is pleased to report results for first quarter 2010 that include profitability, gross margins on processing and storage fee revenue of 74%, no long-term debt, a cash-positive balance sheet and licensee income growth from the Company’s global license affiliates. With 19% growth in Cryo-Cell’s global affiliate processing and storage revenue in Q1 2010 versus Q1 2009 for specimens processed in the Company’s facility in Florida, we believe that expansion of Cryo-Cell’s global license affiliate network may serve to drive potential revenue growth in the coming periods. During first quarter 2010, Cryo-Cell formalized license agreements with affiliates in five countries including Chile, Columbia, Peru, Nicaragua and Pakistan; bringing the total number of Cryo-Cell license affiliates to twenty-one countries worldwide.”

“We believe that Cryo-Cell is strategically well-positioned during these challenging economic times as the industry’s quality leader with more quality accreditations than our competitors.” Walton continued, “In addition, the Company is widely recognized as the industry’s value leader at a time when consumers are actively shopping for superior value by comparing cord blood banks and some competitors have recently increased their prices. Cryo-Cell’s “Protect Baby, Protect Mom”™ for example, combines two products—our signature U-Cord™ with our proprietary CélleSM menstrual stem cell technology into one exclusive premium service that extends family protection and is priced significantly less than major competitors stand-alone cord blood service. Cryo-Cell is the only company in the world to offer this innovative, highly differentiated and superior-value service.”

“Cryo-Cell continues to make solid progress with a keen focus on continued operating efficiencies; profitability and with the intention to drive revenue growth that may potentially include further global expansion; technology licensing and commercialization; and product diversification.” Walton concluded, “We anticipate that shareholder value will increasingly reflect the Company’s continuing favorable operating performance and emerging enterprise value.”

About Cryo-Cell International, Inc.

Based in Oldsmar, Florida, with greater than 200,000 clients worldwide, Cryo-Cell is one of the largest and most established family cord blood banks. ISO 9001:2008 certified and accredited by the AABB, Cryo-Cell operates in a state-of-the-art Good Manufacturing Practice and Good Tissue Practice (cGMP/cGTP)-compliant facility. In November 2007, the Company launched C’elle (pronounced “C-L”), the world’s first-ever commercial service allowing women to cryopreserve their own menstrual stem cells. Cryo-Cell is a publicly traded company. OTC Bulletin Board Symbol: CCEL. Expectant parents or healthcare professionals may call 1-800-STOR-CELL (1-800-786-7235) or visit www.cryo-cell.com.

About C’elle

The C’elleSM service was introduced in November 2007 as the first and only service that empowers women to collect and cryopreserve menstrual flow containing undifferentiated adult stem cells for future utilization by the donor or possibly their first-degree relatives in a manner similar to umbilical cord blood stem cells. For more information, visit www.celle.com.

Forward-Looking Statement

Statements wherein the terms “believes”, “intends”, “projects”, “anticipates”, “expects”, and similar expressions as used are intended to reflect “forward-looking statements” of the Company. The information contained herein is subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements or paragraphs, many of which are outside the control of the Company. These uncertainties and other factors include the actual strength of its momentum, actual future shareholder and enterprise value, the success of the Company’s global expansion initiatives and product diversification, the Company’s future ownership stake in future therapies emerging from its collaborative research partnerships, the success related to its IP portfolio, the Company’s future competitive position in stem cell innovation, future success of its core business, the future costs to the Company related to R&D initiatives, the actual return on investment relative to the Safti-Cell acquisition and those risks and uncertainties contained in risk factors described in documents the Company files from time to time with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K filed by the Company. The Company disclaims any obligations to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements.